Neptune Wellness Appoints Raymond Silcock as Chief Financial Officer

Silcock Brings Proven Experience in Transformational Growth to the Neptune Team

LAVAL, QUÉBEC, CANADA – June 14, 2022 – Neptune Wellness Solutions Inc. ("Neptune" or the "Company") (NASDAQ: NEPT) (TSX: NEPT), a diversified and fully integrated health and wellness company focused on plant-based, sustainable and purpose-driven lifestyle brands, today announced the appointment of Raymond Silcock as Chief Financial Officer, effective July 25, 2022.

“We are pleased to have Ray join Neptune’s executive team, bringing with him more than 25 years of experience as a CFO of both public and private companies and a successful track record of leading companies through strategic transitions,” said Michael Cammarata, Chief Executive Officer and President of Neptune. “Ray’s ability to unlock shareholder value by quickly identifying cost efficiencies and driving performance will be pivotal as we continue to position Neptune for long-term success and growth.”

“I’m really looking forward to joining the Neptune team at this pivotal moment. I see huge opportunity ahead for Neptune as a diversified CPG company, as proven by the initial successes of its consumer brands,” said Silcock. “The Company’s needs as it enters this next stage of growth closely align with my past experiences, and I am eager to apply my knowledge to help Neptune unlock its full potential.”

Mr. Silcock, who will be based out of Neptune’s Jupiter, Florida office, previously served as Executive Vice President and Chief Financial Officer at Perrigo Plc, as well as CFO at Diamond Foods, The Great Atlantic and Pacific Tea Company, US Tobacco Inc., and Cott Corporation, along with various positions at Campbell Soup Company. In addition, he has previously served as Chair of both Audit and Strategy Committees on several Boards including Pinnacle Foods Inc, American Italian Pasta Company, Prestige Brands and Bacardi Limited. Mr. Silcock received an MBA from the Wharton School of the University of Pennsylvania and is a Fellow of the Chartered Institute of Management Accountants (FCMA UK).

“Since last fall, Neptune has been searching for a CFO with the right caliber of experience to formally join the executive team. I, along with the rest of the Board, believe that Ray’s deep expertise in the CPG industry and success in navigating strategic change makes him the perfect fit for Neptune and its future,” said Julie Phillips, Neptune’s Chair of the Board. “Working in close partnership with Michael, Ray will have a key role to play in building investor confidence and guiding Neptune on its path to profitability.”

Mr. Silcock will succeed Randy Weaver, who has served as Interim Chief Financial Officer since September 2021. The Neptune team would like to thank Mr. Weaver for his leadership over these past months, including during the recent strategic review.

About Neptune Wellness Solutions Inc.

Headquartered in Laval, Quebec, Neptune is a diversified health and wellness company with a mission to redefine health and wellness. Neptune is focused on building a portfolio of high quality, affordable consumer products in response to long-term secular trends and market demand for natural, plant-based, sustainable and purpose-driven lifestyle brands. The Company utilizes a highly flexible, cost-efficient manufacturing and supply chain infrastructure that can be scaled to quickly adapt to consumer demand and bring new products to market through its mass retail partners and e-commerce channels. For additional information, please visit: https://neptunewellness.com/.

Disclaimer – Safe Harbor Forward–Looking Statements

Forward-looking statements contained in this press release involve known and unknown risks, uncertainties and other factors that may cause actual results, performance and achievements of Neptune Wellness Solutions to be materially different from any future results, performance or achievements expressed or implied by the said forward-looking statements.

Neither NASDAQ nor the Toronto Stock Exchange accepts responsibility for the adequacy or accuracy of this release.

Media Contacts:

media@neptunecorp.com

Jessica Adkins, SVP Corporate Communications

Neptune Wellness Solutions, Inc.

j.adkins@neptunecorp.com

Investor Contacts:

Morry Brown, VP Investor Relations

Neptune Wellness Solutions, Inc.

m.brown@neptunecorp.com

Valter Pinto, Managing Director

KCSA Strategic Communications

neptune@kcsa.com

212.896.1254